                                                                    EXHIBIT 10.2

                          --------------------------
                          SOFTWARE LICENSE AGREEMENT
                          --------------------------


     This SOFTWARE LICENSE AGREEMENT ("Agreement") is entered into as of the 27th day of June, 1998, by and between ADVANCED CASINO SYSTEMS CORPORATION ("ACSC"), ADVANCED CASINO SYSTEMS INTERNATIONAL, INC. ("ACSI"), COMPUTERIZED MANAGEMENT SYSTEMS INTERNATIONAL, INC. ("CMSI"), and GREATE BAY HOTEL AND CASINO, INC., t/a "Sands Hotel & Casino" ("Greate Bay").

                             W I T N E S S E T H:

     WHEREAS, ACSC is a corporation duly organized and existing under the laws of the State of Delaware and maintains its principal place of business at 200 Decadon Drive, Egg Harbor Township, New Jersey 08234-3899; and,

     WHEREAS, Greate Bay is a corporation duly organized and existing under the laws of the State of New Jersey and maintains its principal place of business at Indiana Avenue and Brighton Park, Atlantic City, New Jersey 08401; and

     WHEREAS, ACSI and CMSI are wholly owned subsidiaries of Greate Bay; and

     WHEREAS, ACSC presently licenses and Greate Bay presently utilizes a number of custom software systems and interfaces including but not limited to the following casino management systems: (i) an IBM AS/400 Casino Accounting and Management Application ("the Casino Accounting & Management System"), (ii) an IBM AS/400 Slot Accounting & Management Application (the "Slot Accounting System"), (iii) a Casino Player Tracking System, (iv) a Casino Sales and Marketing System, (v) a Table Marketing System, and (vi) a Slot Marketing System consisting of certain software programs (the "SMS Software") and certain proprietary hardware components ("the SMS Hardware") and intellectual property rights in the configuration of the SMS Software with and into the SMS Hardware and other commercially available hardware components ("the Configuration") (the SMS Software and the SMS Hardware and the Configuration are collectively referred to as the "the SMS"); and

     WHEREAS, both ACSC and Greate Bay desire to formalize the licensing of the systems as set forth below;

     NOW, THEREFORE, in consideration of the foregoing recitals and the promises, representations, warranties, and undertakings set forth in this Agreement, and intending to be legally bound thereby, ACSC, ACSI, CMSI and Greate Bay do hereby promise and agree as follows:

     1. DEFINITION OF THE SOFTWARE AND THE SMS. For purposes of this Agreement, the "Software" shall consist of (i) the Casino Accounting & Management System as generally described on Exhibit "A"; (ii) the Slot Accounting System as generally described on Exhibit "B"; (iii) the Casino Player Tracking System as generally described on Exhibit "C"; (iv) the Casino Sales and Marketing System as generally described on Exhibit "D"; (v) the Table Marketing System as generally described on Exhibit "E", (vi) all other software systems and interfaces owned by ACSC and utilized by Greate Bay on its IBM AS/400 or on other hardware platforms as of the date of this Agreement, including by way of example and not limitation the Security Incident Reporting System, MIS Resource Request System, Cross System Backup, Data Acquisition, Employee Time and Attendance and Casino Analysis as generally described on Exhibit "F", and (vii) any trade secret or confidential information in relation to the Software. For purposes of this Agreement, "the SMS" shall consist of the SMS Software and the SMS Hardware as generally described on Exhibit "G" and the Configuration, and any and all communication protocol(s) now or hereafter developed by or on behalf of or used by ACSC to enable, facilitate or improve communications between the SMS and the slot machines of any and all slot machine manufacturers that are in ACSC's possession or control and for which ACSC has the legal right to provide to third parties ("the SMS Protocol"), and any trade secret or confidential information in relation to the SMS. Any and all intellectual property rights in the Software and the SMS, including any derivative modifications and extensions, shall hereafter be collectively referred to as "the Intellectual Property Rights". The Intellectual Property Rights expressly do not include Greate Bay's rights in any internal controls developed or hereafter developed by Greate Bay relating to the electronic drop feature of the SMS.

     2. QUITCLAIM ASSIGNMENT/RELEASE. Greate Bay, CMSI and ACSI, on behalf of themselves, their predecessors, successors and assigns (collectively, the "Releasing Parties"), do hereby quitclaim and assign to ACSC any and all ownership rights the Releasing Parties may have in the Intellectual Property Rights, if any, without any warranty or covenants of title, and release ACSC and all of its affiliates from any claims any of the Releasing Parties may have related to the transfer by the Releasing Parties, or the assumption by ACSC, of the Intellectual Property Rights. Further, the Releasing Parties will cooperate with ACSC by communicating to ACSC any facts known to them regarding any such rights in the Intellectual Property Rights and by executing additional documents to evidence this assignment. The assignment and release in this Paragraph 2 shall survive the termination or breach of this Agreement.

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

     3.   LICENSE GRANT.

          (a) License Rights Granted. Subject to the terms and conditions of this Agreement, ACSC hereby grants to Greate Bay and Greate Bay hereby accepts a perpetual, non-exclusive and transferable license under the Intellectual Property Rights owned or otherwise licensable by ACSC to use the Software and the SMS.

          (b) Geographical Restriction. Except as set forth in this Paragraph 3(b), Greate Bay may only use the Software and the SMS on machines, gaming equipment and computer equipment located and to be located, without limitation as to number, at Greate Bay's casino/hotel and Greate Bay's associated administrative properties in Atlantic City, New Jersey, as existing and configured as of the date of this Agreement and/or as may be reconfigured, added, expanded, constructed and/or reconstructed provided the same require not more than one casino license to operate (without regard to any management company) (collectively "the Licensed Facilities") from time to time during the term of this Agreement, or, for backup and disaster recovery purposes, at either a third party's location or a location controlled by Greate Bay, which location may be outside of Atlantic City. Nothing in this Agreement shall prohibit Greate Bay from using the Software and the SMS with alternate computer equipment at alternate computer installations in the event of processing failure or for the purpose of testing of such alternative computer equipment and installations regardless of location. In addition, nothing in this Agreement shall preclude Greate Bay from making a copy of the Software or the SMS Software and operating it on alternative processors for program development and testing purposes.

          (c) Responsibility of the Parties. Greate Bay shall be exclusively responsible for the supervision, management and control of the use of the Software and the SMS and any equipment in connection with which Greate Bay uses the Software or the SMS.

     4. TERM OF LICENSE/AGREEMENT. The license granted under this Agreement is effective Nunc Pro Tunc from the first date ACSC or any predecessor in interest to ACSC claimed to acquire any ownership or other interest in the Intellectual Property Rights and shall remain in force in perpetuity. This license is non-cancelable, in whole or in part, by ACSC or any successor, in whole or in part, of the interest or business of ACSC, and any such successor must, as a condition of succession, expressly assume the obligations of this Agreement and, in the absence of an express assumption, any such successor will be deemed to have made such an assumption. Greate Bay may terminate the license granted under this Agreement and discontinue the use of the Software and/or the SMS, in whole or in part, or may discontinue the use of the Software and/or the SMS, or may elect not to use the services of ACSC, in whole or in part, as described in Paragraphs 6(c) and 6(d) without obligation to ACSC.

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

     5.   OPERATING PROVISIONS.   All use of the Software and the SMS (other
than by or on behalf of any gaming authority) will be solely by Greate Bay's personnel or its agents or contractors, shall be subject to the obligations of confidentiality as set forth in Paragraph 10 of this Agreement, and distribution of the Software or the SMS, or any part thereof, or reference materials, including derivative modifications or extensions of them, is expressly prohibited, except for the Licensed Facilities and except as respects a gaming authority or persons acting on behalf of a gaming authority. Greate Bay shall not make or permit or otherwise allow others to print, copy, or divulge, in whole or in part, the Software or the SMS Software or the Configuration, in any form without the prior express written consent of ACSC.

     6. PROVISION OF MATERIALS, UPDATES, HARDWARE, MAINTENANCE AND SUPPORT SERVICES AND SUPPLIER LISTS/EQUITABLE REMEDIES.

          (a) Terms for the period through Plan Confirmation/Sale. From the date of the signing of this Agreement until the date of the Confirmation of a Plan of Reorganization or a sale by Greate Bay of substantially all of its assets in Greate Bay's currently pending Chapter 11 proceeding, Case No. B98-10001 ("the Chapter 11 Proceeding"), ACSC agrees to continue to provide the materials and updates as provided in paragraph 6(c), and hardware, and maintenance and Support Services, as hereinafter defined in Paragraph 6(d), for the Software and the SMS and such other requested services as are currently being provided by or through ACSC under the same economic terms and conditions as presently exist between ACSC and Greate Bay, so long as Greate Bay has paid all fees and expenses then due and owing to ACSC for services rendered after Greate Bay's initial filing of a petition in the Chapter 11 Proceeding ("Post Petition") within 45 days of receipt of an invoice therefor and less any sums owed to Greate Bay by ACSC for services provided or expenses incurred Post Petition on behalf of ACSC.

          (b) Terms for the period commencing with Plan Confirmation/Sale. Commencing with the date a Plan of Reorganization in the Chapter 11 Proceeding is confirmed by the Bankruptcy Court or an order is entered in the Chapter 11 Proceeding approving a sale by Greate Bay of substantially all its assets, ACSC agrees, for so long as ACSC provides such services to third parties or any of its affiliates, to provide the materials and updates, as hereinafter described in Paragraph 6(c), and the hardware, maintenance and Support Services as hereafter defined in paragraph 6(d), and the supplier lists described in Paragraph 6(e) and such other services as may now or hereafter be provided by ACSC to Greate Bay or affiliates or third parties as may be requested by Greate Bay under economic terms the same as, and other terms and conditions no less favorable than extended, in that certain Supplemental Agreement dated July 16, 1997 by and between Logical Solutions International, Inc. and Caesars World, Inc. (the "Caesars Agreement") without regard to quantity and volume discounts and without discrimination as to Greate Bay, and, if such services are not provided for in the Caesars Agreement, then on terms no less favorable than would be offered by or through ACSC to ACSC's most favored customer and without discrimination as to Greate Bay.

          (c) Provision of Materials and Updates. Greate Bay may retain and, upon the signing of this Agreement to the extent Greate Bay is not in possession, ACSC shall provide Greate Bay with all basic materials, documentation manuals in printed and magnetic format, source codes, including but not limited to the source code for all systems and application programs running on the AS/400 and in the "HASS" file servers, the "Gearbox" PC's, the "Collector" Logic Board, and any other processor utilized in the SMS and the Software, and other documentation integral to the SMS Protocol or to the source codes or otherwise delineating and explaining the structure, organization, sequencing and operation of the source codes relating to the Software and the SMS (collectively the "Source Code") that are in ACSC's possession or control and for which ACSC has the legal right to provide copies to third parties. All Source Code will be provided in the highest form that allows modification. Notwithstanding the foregoing, the Source Code for the Operating System of the "Collector" Logic Board shall be placed in Escrow as provided in Paragraph 7 of this Agreement. During the term of this Agreement, ACSC shall make available to Greate Bay upon their completion copies of all modifications, improvements, or updates ("Updates") to the Software and/or the SMS at the same time or prior to the date on which ACSC makes such updates available to other customers of ACSC, and shall further provide Greate Bay no later than 10 days after request by Greate Bay, with copies of the Source Code for such Updates and revised copies of the Source Code for the entire Software and SMS which includes the Source Code for such Updates. Greate Bay shall have the right within the Licensed Facilities or at other locations authorized under this Agreement to full and unfettered use of the Source Code and may permanently install and maintain the Source Code in its computer system for its own internal use.

          (d) Provision of Hardware and Maintenance and Support Services.
During the term of this Agreement and as may be requested by Greate Bay from time to time, ACSC shall provide Greate Bay, with SMS Hardware Components and Support Services for Software and SMS. Support Services means providing Updates, Required Additions and/or Changes (as defined below), providing Error Corrections (as hereinafter defined) in the Software and/or SMS and/or in the communication between the Software and/or SMS and other systems covered by this Agreement or as may be mutually agreed upon the parties, providing telephone support and providing programming and project management services and such other services as may be required via telephone and at Licensed Facilities to install, integrate, maintain and support the Software and SMS. The term Required Additions and/or Changes means all changes and additions that must be made to Software and/or SMS to keep it in compliance with statutory, regulatory, and accounting practices changes. The term Error Correction means a modification, change or improvement to the Software or SMS that corrects an Error (as defined below). The term Error means a defect, deficiency or other problem with the Software or SMS that causes the Software or SMS to fail to operate in accordance with the documentation for the Software or SMS, to produce incorrect results, to damage data, to incorrectly store, retrieve, sort, present or calculate data, or to have a commercially unacceptable response time (i.e. time from input to producing a response). ACSC agrees that when Greate Bay reports an Error, ACSC will immediately commence work on an Error Correction and provide an Error Correction (i) as soon as reasonably possible if no commercially acceptable workaround is available to Great Bay or (ii) within a reasonable period of time if a commercially acceptable workaround is available or (iii) with the next Update or release of the Software or SMS if the Error is cosmetic or not material to the use of the Software or the SMS. ACSC agrees to provide Required Additions and/or Changes no later than two weeks prior to the effective date of such statutory, regulatory and/or accounting practices changes.

          (e) Provision of Supplier Lists. Upon the signing of this Agreement, ACSC shall provide Greate Bay with a list of SMS Hardware component suppliers and shall, upon any addition or change to such supplier list, provide Greate Bay with an updated list. In consideration of being provided with a list of SMS Hardware component suppliers, Greate Bay promises not to purchase SMS Hardware components directly from such suppliers absent a default by ACSC of its obligations under this Paragraph 6.

          (f) Equitable Remedies. The obligations of ACSC in this Paragraph 6 shall be specifically enforceable and ACSC agrees that (i) any breach of ACSC's obligations under this Paragraph 6 would cause irreparable injury to Greate Bay;
(ii) Greate Bay would have an inadequate remedy at law for any such breach;
(iii) the balance of interests and hardships would favor an injunction in favor of Greate Bay; (iv) the public interest would favor an injunction in favor of Greate Bay, and (v) ACSC will make no legal arguments that equitable relief is not an appropriate remedy in favor of Greate Bay in the event of a breach of ACSC's obligations under this Paragraph.

     7. ESCROW OF THE "COLLECTOR" LOGIC BOARD SOURCE CODE. The Escrow Agent for the Source Code for the operating system of the "Collector" Logic Board shall be Greate Bay's General Counsel. ACSC shall cause the Source Code for the operating system of the "Collector" Logic Board to be deposited with the Escrow Agent within seven (7) days of signing this Agreement. The Escrow Agent shall acknowledge receipt of the Source Code and shall keep same in a safe secure location. Except as set forth below, the Escrow Agent shall not allow or permit any party or third party to have access to, copies of or information concerning the Source Code held in escrow. Upon receipt of written certification from Greate Bay's Vice President-MIS that ACSC has either ceased doing business and there is no successor in interest that has assumed the obligations of ACSC or that ACSC is in default of its obligations under this Agreement, the Escrow Agent shall release the escrowed material to Greate Bay solely for the purpose of allowing Greate Bay to provide itself with support services and to effect the repair, replacement, maintenance and/or debugging of the "Collector" Logic Board as determined by Greate Bay.

     8. INTELLECTUAL PROPERTY WARRANTIES. INDEMNIFICATION. ACSC represents and warrants that ACSC knows of no fact, circumstance or claim that the exercise of rights pursuant to this Agreement would infringe any valid and subsisting intellectual property right owned by any other persons. Greate Bay acknowledges and understands that Greate Bay must obtain licenses for the serial or other protocols from the respective game manufacturers necessary to interface the Software and the SMS with the games of each manufacturer. ACSC will defend at its expense or settle at its option, any action brought against Greate Bay to the extent that it is based on a claim that the Software, the SMS Hardware or the SMS Software or the Configuration, as used within the scope of this Agreement, infringes any copyright or United States patent. ACSC will pay any attorneys' fees, costs and damages awarded against or incurred by Greate Bay in such actions which are attributable to such claim provided that Greate Bay notifies ACSC in writing of the claim within five (5) calendar days of the service or other notification of such claim upon Greate Bay and ACSC fully controls the defense and settlement of such claims. Should the Software or the SMS or the SMS Software or the Configuration become, or, in ACSC's opinion, be likely to become the subject of a claim of infringement of a copyright or patent, ACSC may procure for Greate Bay the right to continue using the Software, the SMS or the SMS Software or the Configuration or replace or modify the Software, the SMS or the SMS Software or the Configuration to make it non-infringing, provided that no such replacement or modification shall decrease or adversely change the performance of the Software or SMS or the Configuration and further provided that no such replacement or modification shall cause Error. ACSC shall have no liability for any claim of copyright or patent infringement based on the use or combination of the Software, the SMS, SMS Software or the Configuration with programs or data not supplied by ACSC. Any indemnity provided herein shall not exceed and shall expressly be limited to Five Hundred Thousand Dollars ($500,000.00).

     9.   WARRANTY AND LIMITATIONS.

          (a) Warranty. ACSC warrants in favor of Greate Bay, SUBJECT TO THE REMEDY LIMITATIONS AND WARRANTY LIMITATIONS SET FORTH BELOW, that the Software or SMS

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Software, for a period of one (1) year from the execution of this Agreement, will conform to ACSC's published specifications and warrants that ACSC has no knowledge that the Software or SMS Software has any programming errors or is unfit or unsuitable for use by Greate Bay. Such warranty is referred to herein as the "As-Documented Warranty." Greate Bay's sole remedies for any breach of the As-Documented Warranty, TO THE EXCLUSION OF ALL OTHER REMEDIES THEREFOR, IN CONTRACT, TORT, OR OTHERWISE, will be ACSC's obligation to modify the Software or SMS Software for Greate Bay, at no charge, so that it conforms to the published specifications.

          (b) Warranty Limitations. ACSC's warranties are limited and apply as follows:

          - ACSC's warranties do not extend to operation of the Software or the SMS on any hardware configuration, other than as supplied by or on behalf of ACSC and other than AS/400 hardware and model upgrades, provided the same are compatible with the AS/400 and industrial personal computers and all hardware specifications of ACSC for the SMS.

          - ACSC's warranties do not extend to operation of the Software or the SMS in conjunction with any computer program (e.g "terminate and stay resident" utility programs) other than as supplied by ACSC.

          - Except as may be expressly agreed in writing by ACSC, ACSC's warranties do not apply to any copy of the Software or the SMS that is modified by any person other than ACSC; to use of the Software or the SMS other than in accordance with the most current operating instructions provided by ACSC; to inoperability or bugs, in whole or in part, caused by defects, problems, or failures of software or hardware not meeting the hardware specifications of ACSC for the SMS or Software; or to bugs caused by negligence of any person except ACSC or its contractors.

          (c) Warranty Exclusions. Without limiting the generality of the limitations set forth above, ACSC's warranties do not include any warranty:

          - that the functions performed either by the Software or the SMS will operate in the combinations that may be selected for use by Greate Bay.

          - that the operation of the Software and the SMS will be error free in all circumstances.

          - that all defects in the Software and the SMS that are not material (as determined in the exercise of the good faith business judgment of Greate Bay after consultation with ACSC) with respect to the functionality thereof will be corrected.

          - that the operation of the Software and the SMS will not be interrupted for short periods of time that do not exceed twenty-four (24) consecutive hours by reason of defects therein or by reason of default on the part of ACSC.

          - of any of the Software or the SMS or any part thereof as to which any person other than ACSC has made any modifications, without the express and specific written permission of ACSC.

          (d) Greate Bay Responsibilities. Without limiting the generality of the foregoing exclusions and limitations, Greate Bay will be exclusively responsible as between the parties for, AND ACSC MAKES NO WARRANTY OR REPRESENTATION WITH RESPECT TO:

          - determining whether the Software or the SMS will achieve the results desired by Greate Bay, notwithstanding such ACSC represents and warrants that it has no knowledge that the Software or the SMS when delivered to Greate Bay had or has any programming errors or is unfit or unsuitable for use by Greate Bay.

          - selecting, procuring, installing, operating, and maintaining computer hardware to run the Software.

          - ensuring the accuracy of any input data used with the Software or the SMS.

          - establishing adequate data backup provisions for backing up Greate Bay's data.

          - establishing adequate operational backup provisions (e.g., alternate manual operation plans) in the event of a defect or malfunction that impedes the anticipated operation of the Software or the SMS.

          (e) Disclaimer of All Other Warranties and Representations. The express warranties and express representations set forth in this Agreement are in lieu of, and ACSC DISCLAIMS, ANY AND ALL OTHER WARRANTIES, CONDITIONS, OR REPRESENTATIONS, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE SOFTWARE OR THE SMS OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR NOT ACSC KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF

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

DEALING. IN ADDITION, ACSC EXPRESSLY DISCLAIMS ANY WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN GREATE BAY WITH RESPECT TO THE SOFTWARE OR THE SMS.

          (f) Legal Compliance. ACSC agrees that it is responsible for submitting the SMS Hardware and SMS Software to the applicable gaming authorities in New Jersey having jurisdiction over the SMS for the approval of the logic of all or any portion of the SMS Software or the logic of any SMS Hardware components that are required prior to the installation of SMS or derivative modifications or extensions at the Licensed Facilities, except as provided in the next sentence. With respect to the Electronic Drop feature of the SMS ("EDrop"), ACSC will submit the EDropcode for approval, provided the applicable gaming authority has authorized implementation of EDrop on a conceptual basis either by established policy or published regulation. If approval of EDrop has been so authorized by the applicable gaming authority, ACSC will conform the logic of the EDrop code to any applicable and generally applied specifications of the gaming authority. Greate Bay agrees that it is solely responsible for all testing and internal control compliance with respect to the SMS, including, but not limited to, security of the computer system external to the SMS; provided, however, that ACSC agrees to provide any reasonable assistance requested of it by Greate Bay with respect to testing and internal control compliance.

     10.  CONFIDENTIAL/PROPRIETARY INFORMATION.

          (a) Confidential/Propriety Information. The parties acknowledge that the Software, the SMS, the Source Code and all other information supplied by ACSC in connection with this Agreement, including but not limited to any know-how or expertise, (collectively, the "Confidential Information"), will be deemed confidential/proprietary information of ACSC. Greate Bay agrees that it shall maintain the Confidential Information under secure conditions, using reasonable security measures and in any event not less than the same security procedures used by Greate Bay for the protection of its own confidential/proprietary information.

          (b) Non-disclosure Obligation. Except as may be requested or required by or on behalf of any gaming authority, Greate Bay shall not disclose any Confidential Information to any third party without the prior written consent of ACSC. Notwithstanding the foregoing, Greate Bay may make the Software or the SMS Software available, without ACSC's prior express consent, to any independent consultant or consulting group retained by Greate Bay solely for purposes specifically related to Greate Bay's permitted use, operation and application of the Software or the SMS, but only after such independent consultant or consulting group has executed a written confidentiality agreement pursuant to which it covenants to not use the Confidential Information except for Greate Bay as permitted herein and to not disclose the Confidential Information under the same conditions of confidentiality contained herein. Notwithstanding the foregoing, Greate Bay may disclose appropriate portions of Confidential Information to those of its personnel who have a need to know the specific information in question in connection with Greate Bay's rights or the performance of obligations under this Agreement. All such personnel will be instructed by Greate Bay that the Confidential Information is subject to the obligation of confidentiality set forth by this Agreement. Notwithstanding the foregoing, Greate Bay may disclose Confidential Information to an entity that is not a competitor of ACSC and is offering (i) a Plan of Reorganization in the Chapter 11 Proceeding or (ii) to purchase control of Greate Bay, provided however, that any such entity shall enter into a non-disclosure agreement that requires such entity to protect such information in the same manner as is required by this Paragraph 10.

          (c) Equitable Remedies. The obligations of Greate Bay in this Paragraph 10 shall be specifically enforceable and Greate Bay agrees that (i) any breach of Greate Bay's obligations under this Paragraph 10 would cause irreparable injury to ACSC; (ii) ACSC would have an inadequate remedy at law for any such breach; (iii) the balance of interests and hardships would favor an injunction in favor of ACSC; (iv) the public interest would favor an injunction in favor of ACSC, and (v) Greate Bay will make no legal arguments that equitable relief is not an appropriate remedy in favor of ACSC in the event of a breach of Greate Bay's obligations under this Paragraph.

     11. EXCLUSION OF INCIDENTAL AND CONSEQUENTIAL DAMAGES. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY'S RIGHTS) FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, including lost profits or revenue, loss of business, or other economic damage, and further including injury to property, AS A RESULT OF BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT, REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED OR HAD OTHER REASON TO KNOW OR IN FACT KNEW OF THE POSSIBILITY THEREOF. Independent of, severable from, and to be enforced independently of any other enforceable or unenforceable provision of this Agreement, IN NO EVENT SHALL ACSC's AGGREGATE LIABILITY TO GREATE BAY (INCLUDING TO ANY PERSON OR PERSONS WHOSE CLAIM OR CLAIMS ARE BASED ON OR DERIVED FROM A RIGHT OR RIGHT CLAIMED BY GREATE BAY), WITH RESPECT TO ANY AND ALL CLAIMS AT ANY AND ALL TIMES ARISING FROM OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, IN CONTRACT, TORT OR OTHERWISE, EXCEED ONE MILLION DOLLARS ($1,000,000.00).

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

     12. SPECIFIC PERFORMANCE. The obligations of Greate Bay in this Agreement shall be specifically enforceable by ACSC and Greate Bay agrees that (i) any breach of Greate Bay's obligations under this Agreement would cause irreparable injury to ACSC; (ii) ACSC would have an inadequate remedy at law for any such breach; (iii) the balance of interests and hardships would favor an injunction in favor of ACSC; (iv) the public interest would favor an injunction in favor of ACSC, and (v) Greate Bay will make no legal arguments that equitable relief is not an appropriate remedy in favor of ACSC in the event of a breach of Greate Bay's obligations under this Agreement.

     13. ASSIGNMENT. Greate Bay may not assign any right under this Agreement and any purported assignment will be null and void and a breach of this Agreement. Notwithstanding the preceding sentence, a change of control of Greate Bay shall not constitute an assignment, and Greate Bay shall have the right to assign its rights under this Agreement to any person or entity acquiring substantially all of the assets of Greate Bay or at least 51 percent of the equity of Greate Bay through purchase, merger, or reorganization and any such person shall in turn have the right to assign to any other person coming within the exception provided in this sentence. ACSC shall have the right to assign its rights under this Agreement provided that any such assignee shall expressly assume ACSC's obligations to Greate Bay pursuant to this Agreement and that the assignment shall include sufficient Intellectual Property, personnel and other know how such that ACSC can reasonably expect the Assignee to be able to fulfill the obligations to Greate Bay under this Agreement.

     14. AUTHORITY. Each party represents and warrants to the other that each party respectively has full right, power and authority to enter into this Agreement and the person executing this Agreement on its behalf has actual authority to do so.

     15. PARTIAL INVALIDITY. If any one or more of the provisions of this Agreement should be ruled wholly or partly invalid or unenforceable by a court or other government body of competent jurisdiction, the validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable will be unaffected.

     16. NOTICES. Notices hereunder will be delivered and effective as follows: Every notice required or contemplated by this Agreement to be given by either party may be delivered in person or may be sent by a nationally recognized overnight delivery courier, or by telecopier, or by express mail, or by postage prepaid, certified or registered mail, addressed to the party whom it is intended at the following address:

  To Greate Bay, ACSI or CMSI:  Greate Bay Hotel and Casino, Inc.
                                Indiana Avenue and Brighton Park
                                Atlantic City, New Jersey 08401
                                Attn:  President
                                Telecopier:  609-441-4624

  With copy to:                 Greate Bay Hotel and Casino, Inc.
                                Indiana Avenue and Brighton Park
                                Atlantic City, New Jersey 08401
                                Attn: Executive Vice President - General Counsel
                                Telecopier:  609-441-4937

  To ACSC:                      Advanced Casino Systems Corporation
                                200 Decadon Drive
                                Egg Harbor Township, New Jersey 08234-3899
                                Attn:  President
                                Telecopier:609-407-2473

  With copy to:                 Greate Bay Casino Corporation
                                Two Galleria Tower, Suite 2200
                                Dallas, Texas 75240
                                Attn: President
                                Telecopier: 972-386-7411


Either party may change its address for notice by giving notice to the other party of the change. Any notice under this Agreement shall be deemed delivered when personally delivered, the date telecopied, if electronic confirmation of delivery is obtained and retained, the next business day after delivery to a nationally recognized courier service or express mail for overnight delivery, or three (3) days after any such notice is deposited with the United States Postal Service.

     17. CHOICE OF LAW/FORUM SELECTION. This Agreement will be interpreted and enforced in accordance with the law of the State of New Jersey without regard to the choice of law principles of the State of New Jersey. Any action arising from this Agreement may only be instituted in the state or federal courts of the State of New Jersey.

     18. ATTORNEY'S FEES. Except as otherwise provided in Paragraph 8 of this Agreement, in the event of any dispute arising out of or relating to this Agreement, or the alleged breach thereof, each party will be responsible for and pay its own respective attorney's fees and expenses.

     19. WAIVER. None of the terms of this Agreement, including this Paragraph 19 or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by party to be charged therewith and the parties hereby waive any basis to assert waiver by reason of any delay in asserting any such right or remedy or the benefit of any such term.

     20. ENTIRE AGREEMENT/EFFECTIVE DATE. Except with respect to that certain Agreement between Greate Bay Hotel and Casino, Inc., GB Holdings, Inc. GB Property Funding Corp. and Advanced Casino Systems International, Inc., on one hand, and Greate Bay Casino Corp., New Jersey Management, Inc., Pratt Casino Corporation, PRT Funding Corp., PPI Corporation, Advanced Casino Systems Corporation, and Hollywood Casino Corporation, on the other, to which a form of this Agreement is an Exhibit ("the Settlement Agreement"), this Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter. No prior or contemporaneous representations, inducements, promises or agreements, oral or otherwise, between the parties with reference to the subject matter will be of any force or effect. No modification or amendment to this Agreement, including this Paragraph 20, will be valid or binding unless reduced to writing and duly executed by the party or parties to be bound. This Agreement may be executed in counterparts and a telecopied signature will be as effective as an original. This Agreement will be effective only when signed by all of the parties hereto and only upon and after the effective date of the Settlement Agreement, as set forth in Paragraph 11 thereof, and until such time all of the provisions of this Agreement will be deemed part of settlement discussions and inadmissible against any of the parties hereto.

           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND the parties have executed this Agreement as of the date and year first above written.

Attest:                              ADVANCED CASINO SYSTEMS CORPORATION


/s/ Charles F. LaFrano III           /s/ Lawrence C. Cole
--------------------------           -------------------------
Secretary                            Lawrence C. Cole
                                     President



Attest:                              GREATE BAY HOTEL AND CASINO, INC.
                                     t/a "Sands Hotel & Casino"


/s/ Frederick H. Kraus               /s/ Timothy A. Ebling
-------------------------            -------------------------
Secretary



Attest:                              ADVANCED CASINO SYSTEMS INTERNATIONAL, INC.


/s/ Frederick H. Kraus               /s/ Timothy A. Ebling
-------------------------            -------------------------
Secretary



Attest:                              COMPUTERIZED MANAGEMENT SYSTEMS
                                     INTERNATIONAL, INC.


/s/ Frederick H. Kraus               /s/ Timothy A. Ebling

-------------------------            -------------------------
Secretary

                                  EXHIBIT "A"

                    CASINO ACCOUNTING AND MANAGEMENT SYSTEM


CASINO MANAGEMENT
     The casino management module provides both detailed and summarized information to executive level, casino management and administration and pit management. Through integration of the applications outlined as follows, management has access to both real time and historical performance information from a single source (or menu).


TABLE ACCOUNTING & CREDIT
     This system integrates all aspects of table games and cage accounting in addition to patron credit activity. Additional controls provide automated and paper less casino credit account review via predefined "triggers" and electronic communications with service providers of casino and credit bureau information.

                                  EXHIBIT "B"

                  SLOT ACCOUNTING AND MANAGEMENT APPLICATION


SLOT ACCOUNTING & MANAGEMENT SYSTEM
     The Slot system is comprised of three modules;
          Slot Configuration - allows recording of individual game specifications and is used to maintain the SMS slot network. Future changes to floor configurations may be entered and activated as required.
          Slot Accounting - using the metered information received from SMS, this module provides complete accounting for all coin, currency and electronic fund transfers.
          Slot Data - provides historical and analytical information regarding game performance and may be accessed through numerous summary and detailed selection criteria.

                                  EXHIBIT "C"

                         CASINO PLAYER TRACKING SYSTEM


SUB-SET-RATINGS & COMPLEMENTARIES
     This application also performs as the primary information data bank of information specific to individual patrons gaming activity and profitability. Information from both table and slot activity is combined with the ability to view this information and either combined or independently. A complimentary decision process has been incorporated so that improved customer service may result by removing the requirement for executive decisions on all issuances.

                                  EXHIBIT "D"

                       CASINO SALES AND MARKETING SYSTEM


ACCOUNT MANAGEMENT
     This module provides the "housekeeping" functions required to maintain an accurate data bank of patron information for marketing purposes. It also serves to reduce cost specifically for the direct mail marketing application and purging of inactive patrons.

EXTRACT MANAGEMENT
     This is a flexible and robust patron selection module used primarily to target specific segments of patrons for various marketing and/or analysis functions. The results of these extracts may be directed towards numerous forms of processing.

GROUPS/INVITATION SYSTEM
     The primary purpose of the group system is to enable the analysis of profitability, both actual and potential, for up to twenty (20) user defined groups or event types. Expenses and/or complementaries may be charged direct to a patrons account or as a percentage of theoretical across all players within the group. Groups may also include Branch Offices and Junket Representatives with the ability to compute commissions. Historical analysis by group type or monthly rep performance is provided. The invitation module enables the booking of patrons responses to specific events (i.e. Head liner shows). Blocking of an event enables analysis based on invited segment(s).

SWEEPSTAKES SYSTEM
     The sweepstakes system provided for the controlling and winner selection electronically for various promotional sweepstakes. Entries earned by patrons are automatically recorded with randomized winner selection based on event, date and time of day. If required entries may require pre-qualification. Linkage to the direct mail provides for notification of entries.

                                  EXHIBIT "E"

                            TABLE MARKETING SYSTEM

TABLE MARKETING SYSTEM (TMS)
     TMS was developed as an extension of the SMS for table games and utilizes the same network and controller boards (with function keypads and mark sense printers). The primary purposes of TMS consist of: a) control of complementaries at the table games; b) access to patron information for ratings, credit and tracking of cash transactions; and c) time and attendance for pit personnel.

                                  EXHIBIT "F'

CASINO ANALYSIS
     This system provides the analysis department with information on patrons gaming history. Data extraction options allow flexibility in selecting patron segments for analysis, and an interface to the Group system allows group analysis. Data can be interpreted in report format, or downloaded to a PC for analysis utilizing PC based software, i.e. Foxpro. Selections from PC analysis can also be uploaded to the AS/400 to drive the Sales & Marketing extract system.

MIS RESOURCE REQUEST SYSTEM
     The MIS Resource Request system allows the entry and tracking of requests for maintenance and new requests for Software, Hardware, and other services provided by MIS. The system utilizes control files to allow flexibility in establishing Application areas and allows tracking of the progress of a request from initial request entry through completion. For Software revisions, the system incorporates source and object movement to control the development/testing cycle and movement to a production environment. Tracking and reporting of man hours by request is also available.

SECURITY INCIDENT REPORTING SYSTEM
     This system provides for the entry of Security Incident data to allow tracking and reporting of various types of incidents. Incidents can be tracked from initiation through closure, and some limited claim/settlement tracking is provided.

CROSS SYSTEM BACKUP (CSB)
     This application is used in a multiple CPU environment to provide a 'hot' backup capability, for use in the event of a severe hardware failure. CSB utilizes the Journaling feature of the AS/400 to capture changes to designated application system files on a CPU, and transmits the changes to another CPU, where the CSB application on this CPU applies the changes to the application files residing on that CPU.

                                  EXHIBIT "G"

                                    SMS/TM/


SMS/TM/ HARDWARE

1.   NT SMS/TM/ slot Controller Board
     256K Memory expandable to 1MB, 16TTL Inputs, 16 TTL Outputs

2.   Card Reader
     Capable of reading standard swipe tracks 1 & 2, with red LED lit throat. Custom white exterior bezel.

3.   Side Box (Optional)
     Enclosure for: a) card reader, b) display, c) keypad and d) back lit custom logo with tri-color LED. Additional mini fluorescent back lighting.

4.   Keypad Overlay - Side Mount
     Includes keys zero (0) through (9), Clear, $ (dollar sign), Service, Promo (Promotion), and enter. Area for display and card reader precut. Area under card reader for back lighting verbiage and arrows, area for logo with back lighting, and additional area for verbiage with back lit miniature fluorescent.

5.   Keypad Overlay - Slant Top
     Includes keys zero (0) through (9), Clear, $ (dollar sign), Service, Promo (Promotion), and enter. Size 19 1/2" L x 7/8" H. Area for display and card reader precut. Area above card reader for back lighting verbiage and arrows, area for logo with back lighting.

6.   Tri Color LED Board
     1" x 1" square board with Red, Green, and Yellow LED's used for back lighting logo.

7.   Green LED Board
     1/2" x 2 3/4" board controlled by card reader interface for back lighting card insert verbiage.

8.   Graphic Display
     Overall dimensions 44.5mm H x 134.6 mm L, Dot matrix 64 x 256 pixels.

9.   Base Top
     Board containing two (2) six pin molex connectors and two (2) RJ connections.

10.  IBM Industrial Personal Computer(s) with arctic co-processor(s)  -
     "Gearbox(s)"

11.  Optic Isolator(s) with RS232 to RS422 connectors

12.  IBM Industrial Personal Computer(s) - "HAS(s)"

SMS/TM/ SOFTWARE

1. SMS_NT - Controller logic board program which contains specific interface logic based on game manufacturer specifications or ACSC proprietary bi-directional serial communications logic. Additional logic includes: a) NT Operating System, b) Security De-encryption, c) Peripheral device interface, d) Personalization parameter storage and verification, e) User diagnostics, f) Transaction recall, g) E-Drop, h) Marketing point algorithms.

2. RIC_MAIN - Artic card logic which controls the polling and messaging of transactions from and to slot machines and the IBM Industrial Personal Computer(s).

3. SU_MAIN - Primary logic program which controls the messaging from the network to the ARTIC ports. Additional logic includes: a) software downloading, b) transaction backup, c) file servers for: 1) asset configuration, 2) wiring configuration, and 3) transaction backup, d) TCP/IP connectivity and recoverability, e) graphical monitor data source,
     f) game metering, g) TCP/IP socket logic for sending and receiving transactions.

4. HASTCPIP - File Server control program which is the primary "HUB" for transactions within the network. Additional logic includes: a) network status monitor display, b) Network protocol translator (if required in LU6.2 environment), c) transaction backup file logic, d) in-house patron memory mapping, e) network verification for critical transaction processing, f) patron point transaction transfer logic.

5. PPS_SERV - File server logic which records and, as required computes points and balance information. Receives and transfers transaction to the HASTCPIP main server program. Performs time logic for patron being placed into and removed from memory.

6. ENCRYPT.EXE - Stand alone routine which is applied for compiling and encrypting SMS_NT programs which are subsequently downloaded to the NT controller board. Employs M68000 C Compiler/Assembler languages. Embeds encrypted passcode into the SMS_NT compiled program while simultaneously communicating the AS/400 for NT program verification and security.

7. TCPMON - Graphical monitor program which provides the following levels: a) Networked Gearboxes, b) Individual Gearbox and Artic ports, c) Individual Artic port, d) Individual slot machines. Each level contains the appropriate error conditions or interactive metered information.

8. AS/400 SMS/TM/ Application software for receiving, transmitting and processing of transactions bi-directionally to gaming devices.